Exhibit 99.4

RAVELLO SYSYEMS LTD.

EMPLOYEE SHARE INCENTIVE PLAN, 2011

I. Name, Purpose and Definitions

1	Name

This plan, as amended from time to time, shall be known as the Ravello Systems Ltd. Employee Share Incentive Plan, 2011 or the Plan.

2	Purpose

2.1 The purpose and intent of the Plan is to provide incentives to the Israeli employees and directors of Ravello Systems Ltd. and/or its Affiliates (as defined below) by giving them the opportunity to purchase Ordinary Shares of the Company (as defined below), pursuant to an incentive plan approved by the Board of Directors of the Company and the Israeli Tax Authorities, which is designed to benefit from tax benefits available to employees under Section 102 of the Income Tax Ordinance and the rules and regulations promulgated thereunder.

2.2 The Plan is designed to comply with the “Capital Gain Track” under Section 102 of the Income Tax Ordinance; i.e. Options granted hereunder shall be subject to Section 102(b)(2) of the Income Tax Ordinance, as may be amended from time to time.

3	Definitions

As used in the Plan, the following terms shall have the meanings assigned to them in this Section 3.

“Affiliate” shall mean a present or future company that controls, is controlled by, or under common control with, the Company.

“Board” shall mean the board of directors of the Company.

“Company” shall mean Ravello Systems Ltd.

“Companies Law” shall mean the Israeli Companies Law, 5759-1999, as may be amended from time to time.

“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Income Tax Ordinance, as may be amended from time to time.

“Date of Grant” shall have the meaning set forth in Section 9.2.

“Director” shall mean a member of the Board.

“Disability” shall mean the inability, due to illness, injury or mental condition to engage in any gainful occupation for which an individual is qualified by education, training or experience, and such condition continues for at least six (6) months.

“Employee” shall mean an Israeli employee of the Company or its Affiliates, including an Israeli Director or other Officer of the Company or its Affiliates, excluding, however, a Controlling Shareholder of the Company or its Affiliates.

“Exercise Price” shall mean the price required to be paid by a Grantee in connection with the exercise of an Option.

“Fair Market Value” shall mean, as of any date, the value of an Ordinary Share, which shall be determined as follows: (i) if the Ordinary Shares are listed or quoted on any established stock exchange or a national market system, including without limitation the NASDAQ National Market system, or the NASDAQ SmallCap Market of the NASDAQ Stock Market, the Fair Market Value shall be the closing sales price for such Ordinary Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Board deems reliable; or (ii) in the absence of an established market for the Ordinary Shares, the Fair Market Value thereof as determined in good faith by the Board.

“Grantee” an Employee to whom Options are granted under the Plan.

“Holding Period” shall have the meaning set forth in Section 10.1.

The “Income Tax Ordinance” shall mean the Israeli Income Tax Ordinance (New Version), 1961, as amended from time to time.

“M&A Transaction” shall mean a merger, acquisition or reorganization of the Company with one or more other entities in which the Company is not the surviving entity.

“Notice of Grant” shall have the meaning set forth in Section 9.3.

“Officer” shall mean an office holder - “Nose Misra”, as such term is defined in the Companies Law, excluding, however, a Director.

“Option” shall mean an Option to purchase one (1) Ordinary Share.

“Ordinary Share” shall mean an Ordinary Share of the Company, NIS 0.01 par value.

“Relative” shall mean a spouse, sibling, parent, grand-parent, descendant, a spouse’s descendant and a spouse of any of the foregoing.

“Successor Corporation” shall mean the surviving entity in an M&A Transaction.

“Trustee” shall mean a trustee designated by the Board for purposes of the Plan and approved by the Israeli Tax Authorities.

II. General Terms and Conditions of the Plan

4	Administration

4.1 The Plan shall be administered by the Board. The Board shall have the full authority in its sole and absolute discretion, from time to time and at any time, to determine:

4.1.1 the identity of the Grantees;

4.1.2 the number of Options to be granted to each Grantee;

4.1.3 the time or times at which the same shall be granted;

4.1.4 the Exercise Price, vesting schedule, expiration date and other terms and conditions relating to Options granted;

4.1.5 the schedule and conditions on which the Options and/or Ordinary Shares issued upon exercise of Options shall be released from the Trustee; and/or

4.1.6 any other matter that, in the Board’s sole and absolute discretion, is necessary or desirable for, or incidental to, the administration of the Plan. Without derogating from the above, in determining the number of Options to be granted to each Grantee, the Board may consider, among other things, the Grantee’s salary, the duration of the Grantee’s employment by the Company, and the Grantee’s contribution to the Company.

4.2 The Board may, from time to time, adopt such rules and regulations for carrying out the Plan as it may deem necessary. No member of the Board shall be liable for any act or determination made in good faith with respect to the Plan or any Option granted hereunder.

4.3 The Board shall be entitled to delegate any or all of its powers hereunder to a committee of the Board, subject to applicable law.

4.4 The interpretation and construction by the Board of any provision of the Plan or of any Option thereunder shall be final and conclusive unless otherwise determined by the Board.

5	Limitations on Grant of Options & Shares

5.1 The Board shall be entitled to grant to certain Employees shares of the Company instead of Options, as it may deem desirable. The provisions of the Plan shall apply to such grant of shares mutatis mutandis.

5.2 No shares, and/or options to purchase shares, of the Company may be granted to any Employee of the Company other than pursuant to the “Capital Gain Track” under Section 102 of the Income Tax Ordinance prior to January 1, 2013.

5.3 Notwithstanding Section 5.2, shares, and/or options to purchase shares, of the Company may be granted to Employees pursuant to the “grant of shares without a trustee” track under Section 102(c) of the Income Tax Ordinance prior to January 1, 2013. The provisions of Section 10 below shall not apply to such a grant of shares or options to purchase shares and the other provisions of the Plan shall apply mutatis mutandis.

6	Eligible Grantees

6.1 The Board, at its discretion, may grant Options to any Employee, provided, however, that all grants of Options to Directors and other Officers of the Company or any Affiliate shall be authorized and implemented only in accordance with the provisions of the Companies Law.

6.2 The grant of an Option to a Grantee hereunder shall neither entitle such Grantee to participate, nor disqualify him/her from participating, in any other grant of Options pursuant to the Plan or any other share options incentive plan of the Company, or any Affiliate of the Company.

7	Grant of Options to Employees of Affiliates

In the event that the Company shall resolve to grant Options under the Plan to an Employee of an Affiliate, all the provisions of the Plan shall apply to such Affiliate mutatis mutandis.

8	Reserved Shares

The Board may from time to time reserve certain amounts of authorized but unissued Ordinary Shares for the purpose of granting Options and/or Ordinary Shares under the Plan. If an Option granted under the Plan expires or becomes un-exercisable, the Ordinary Share covered by such Option shall become available for future grants under the Plan, unless the Plan has terminated.

9	Grant of Options

9.1 Options may be granted at any time after the passage of thirty (30) days following the delivery by the Company to the Israeli Tax Authorities of the Plan for their approval.

9.2 The Date of Grant of an Option shall be the date specified by the Board in its determination relating to the award of such Option.

9.3 The Board shall remit to each Grantee a Notice of Grant, which shall include the number of Options granted to such Grantee, the vesting schedule, the terms of exercise of such Options and such other terms and conditions as the Board, at its discretion, may prescribe.

10	Trust

10.1 All Options granted under the Plan to Grantees shall be granted by the Company to the Trustee, who shall hold such Options and the Ordinary Shares issued upon exercise thereof in trust for the benefit of the Grantee in respect of whom such Options were granted. All Options and/or Ordinary Shares issued upon exercise thereof shall be held by the Trustee until the later of (i) the lapse of 24 months from the Date of Grant or any other holding period that may be applicable to such Options and/or Ordinary Shares, pursuant to Section 102 of the Income Tax Ordinance or any regulations, rules or orders or procedures promulgated thereunder, as amended from time to time (the “Holding Period”), unless the Israeli Tax Authorities shall permit the release of Options and/or Ordinary Shares before the end of the Holding Period; and (ii) such date on which the Grantee shall instruct the Trustee to transfer the Options and/or Ordinary Shares issued upon the exercise of Options to himself/herself or to a third party.

10.2 After the expiration of the Holding Period, Options granted, and/or Ordinary Shares issued to the Trustee shall continue to be held by the Trustee, on behalf of the Grantee.

10.3 From the expiration of the Holding Period and thereafter, upon the written request of a Grantee, the Trustee shall release the Options, and/or the Ordinary Shares issued upon the exercise thereof, from the trust by executing and delivering to the Company such instrument(s) as the Company may require, giving due notice of such release to such Grantee, provided, however, that the Trustee shall not so release any such Options and/or Ordinary Shares to a Grantee unless, prior to, or concurrently with, such release, the latter provides the Trustee with evidence, satisfactory in form and substance to the Trustee, that all taxes, if any, required to be paid upon such release have, in fact, been paid.

10.4 Alternatively, from and after the expiration of the Holding Period, upon the written instructions of the Grantee to sell any Ordinary Shares issued upon exercise of Options to a purchaser provided by the Grantee, and at the price and other terms finalized by the Grantee, the Trustee shall use commercially reasonable efforts to affect such sale subject to and in accordance with the Company’s Articles of Association and any other agreement applicable to the Ordinary Shares, and shall transfer such shares to the purchaser thereof concurrently with the receipt, or after having made suitable arrangements to secure the payment, of the purchase price in such transaction. Notwithstanding the above, the Trustee shall not release any Ordinary Share to the purchaser unless, prior to, or concurrently with, such release, the Grantee provides the Trustee with evidence, satisfactory in form and substance to the Trustee, that all taxes, if any, required to be paid upon such release have, in fact, been paid. If payment of such taxes by the Grantee is not practicable, the Trustee shall withhold from such proceeds any and all taxes required to be paid in respect of such sale and/or release, shall remit the amount so withheld to the appropriate Israeli Tax Authorities, and shall pay the balance thereof directly to the Grantee (after deducting its costs as provided hereunder), reporting to such Grantee and to the Company the amount so withheld and paid to said tax authorities.

Should the Trustee sell Ordinary Shares at the request of the Grantee, the Grantee shall pay the Trustee for its services and for any costs and expenses incurred with respect to such sale of shares, and the Trustee will be entitled to withhold such amounts and pay the balance thereof to said Grantee.

11	Dividends and Voting Rights; Rights as Shareholders

11.1 All Ordinary Shares issued upon the exercise of Options granted under the Plan shall entitle the Grantee to all the rights attached to the Ordinary Shares of the Company, including the right to receive dividends with respect thereto and to vote the same at any meeting of the shareholders of the Company, subject however to the provisions of Sections 11.2, 11.3 and 11.4.

11.2 For as long as Ordinary Shares are held by the Trustee on behalf of a Grantee, cash dividends or dividends in kind or assets shall be paid or distributed directly to the Grantee, after withdrawing applicable taxes. However, all share dividends and/or bonus shares and/or securities of the Company issued and/or distributed to the Grantee with respect to Ordinary Shares held by the Trustee on behalf of a Grantee shall be remitted to the Trustee, which shall hold the same for the benefit of such Grantee until the Ordinary Shares are released from trust pursuant to Section 10.1 above, and such share dividends, bonus shares or securities of the Company shall be subject to the provisions of Section 102 of the Income Tax Ordinance.

11.3 Ordinary Shares issued upon the exercise of Options granted under the Plan, whether held by the Trustee or the Grantee, shall be voted by an irrevocable proxy and power of attorney to the Chairman of the Board of Directors of the Company or any other person designated by the Chairman of the Board of Directors. On each and every issue brought before the shareholders of the Company for their resolution, the Chairman of the Board of Directors of the Company (or any other person designated by the Chairman of the Board of Directors) shall vote in accordance with the resolution that would have been adopted by all shareholders of the Company actually voting on such issue other than the shareholders represented by such proxy. Upon the exercise of the Options and as condition to such exercise each Grantee shall sign a proxy, and authorize the Trustee to sign such a proxy, with respect to his or her Ordinary Shares.

11.4 For the avoidance of any doubt, the Grantees shall not be deemed for any purpose whatsoever to be shareholders of the Company before the exercise of the Options granted to them and shall have no rights or privileges as shareholders of the Company, nor shall they be deemed to be a class of shareholders, or creditors, of the Company for purpose of, inter alia, the operation of sections 341, 350 and 351 of the Companies Law and the approvals of mergers thereunder. In addition, and without derogating from the foregoing, Sections 184 and 185 of the Companies Law shall not apply to the Grantees in respect of unexercised Options.

12	Vesting and Term of Options

12.1 Without derogating from the rights and powers of the Board under Section 4.1 hereof, unless otherwise specified in the Notice of Grant, each vested Option shall be exercisable for a term of ten (10) years from the Date of Grant, and the vesting schedule of any quantity of Options granted under the Plan shall be such that twenty-five percent (25%) of such Options shall vest on the first anniversary of the Date of Grant, and an additional two point zero eight three (2.083%) of such Options shall vest on the end of each month thereafter (i.e., the entire quantity of Options shall vest four (4) years after the Date of Grant).

12.2 Unless the Board provides otherwise, vesting of Options shall be suspended during any unpaid leave of absence, other than, in the case of any (a) leave of absence which was pre-approved by the Company for purpose of continuing the vesting of Options, or (b) transfers between locations of the Company or between the Company, any affiliate, or any respective successor thereof.

13	Exercise Price

Without derogating from the rights and powers of the Board under Section 4.1 hereof, the Exercise Price per Ordinary Share covered by each Option shall not be less than the par value of the Ordinary Shares.

14	Exercise of Options

14.1 Options shall, upon vesting, become exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of the Plan.

14.2 The exercise of an Option shall be made by a written notice of exercise delivered by the Grantee to the Company at its principal executive office specifying the number of Options to be exercised and accompanied by the payment of the exercise price therefor, and containing such other terms and conditions as the Board shall prescribe from time to time. In addition, the Grantee shall deliver a signed proxy as detailed in Section 11 above to the Company with respect to the exercised shares.

14.3 Anything herein to the contrary notwithstanding, but without derogating from the provisions of Section 15 hereof, if any Option has not been exercised within ten (10) years after the Date of Grant (or any shorter period set forth in the Notice of Grant), such Option shall terminate, all interests and rights of the Grantee in and to the same shall ipso facto expire, and, in the event that in connection therewith any Options are still held in trust as aforesaid, the trust with respect thereto shall ipso facto expire.

14.4 Each payment for Ordinary Shares shall be in respect of a whole number of Ordinary Shares, and shall be effected in cash or by a cashier’s check payable to the order of the Company, or such other method of payment acceptable to the Company.

15	Termination of Employment

In the event that a Grantee ceases to be employed by, or to serve as a Director of, the Company for any reason, all Options previously granted to such Grantee shall terminate as follows:

15.1 If the Grantee’s termination of employment or directorship is due to such Grantee’s death or Disability, such Options (to the extent exercisable at the time of the Grantee’s termination of employment or services) shall be exercisable by the Grantee’s legal representative, estate manager or any other person to whom the Grantee’s rights are transferred by will or by laws of descent or distribution, or the Grantee, as the case might be, for a period of six (6) months following such termination of employment or directorship (but in no event after the expiration date of such Options), and shall thereafter terminate.

15.2 If the Grantee’s termination of employment or directorship is due to, or connected with, one of the following instances, the trust with respect to said Grantee’s Options shall ipso facto expire, the Options shall terminate, all interests and rights of the Grantee in and to the same shall ipso facto expire, and the Grantee shall not be entitled to exercise any of the Options, even if such Options had already vested at that time. The said instances are as follows:

15.2.1 The Grantee acts dishonestly or breaches his/her fiduciary duties or duty of loyalty towards the Company and/or its Affiliates;

15.2.2 The Grantee breaches intentionally in a material way the terms of his/her employment agreement, or other agreement with the Company and/or its Affiliates.

15.3 If the Grantee’s termination of employment or services is for any reason other than those described in sub-sections 15.1 or 15.2 above, such Options (to the extent exercisable at the time of the Grantee’s termination of employment or directorship) shall be exercisable for a period of ninety (90) days following such termination of employment or directorship (but in no event after the expiration date of such Options), and shall thereafter terminate.

15.4 Options that have not vested at the time of the Grantee’s termination of employment or directorship shall expire immediately upon the termination of such employment or directorship, for any reason.

15.5 Notwithstanding the foregoing provisions of this Section 15, the Board may provide, either at the time an Option is granted or thereafter, that such Option may be exercised after the periods provided for in Section 15, but in no event beyond the expiration date of the Option.

15.6 For the purpose of this Section 15, the transfer of an Employee from the employ of the Company to the employ of an Affiliate or between Affiliates shall not be deemed to be a termination of employment.

16	Adjustment upon Changes in Capitalization, M&A Transaction or Restructuring

16.1 Subject to any required action by the shareholders of the Company, the number of outstanding Options as well as the Exercise Price of each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Ordinary Shares resulting from a split, reverse split, bonus issue, any other securities dividend, combination of the Ordinary Shares or any other increase or decrease in the number of issued Ordinary Shares effected without receipt of any consideration by the Company, provided, however, that the conversion of any convertible securities of the Company and/or the issuance of shares in connection with anti-dilution rights shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of outstanding Options and Exercise Price thereof.

16.2 In the event of an M&A Transaction, then upon the consummation of such M&A Transaction, each outstanding Option shall be substituted by an equivalent security of the Successor Corporation, and each Grantee shall be entitled to purchase, subject to the conditions herein stated, such Successor Corporation’s replacement securities, as were exchangeable for the number of Ordinary Shares, which such Grantee would have been entitled to purchase except for such M&A Transaction, and the appropriate adjustments in the Exercise Price of such Options shall be made in order to reflect such exchange.

16.3 In addition, subject to any applicable law, the Board shall have full power and authority to determine that, in connection with a proposed M&A Transaction or the sale of all or substantially all of the Company’s assets, the vesting of all, or part of, the Options outstanding and unvested at that time shall be accelerated so that any unvested Option or any portion thereof shall be vested immediately prior to closing of the M&A Transaction or the sale of assets.

16.4 Notwithstanding the above and subject to any applicable law, the Board shall have full power and authority to determine that, in connection with an M&A Transaction, if the Successor Corporation does not agree to assume or substitute the Options, then, in lieu of such assumption or substitution of Options, such Options will be substituted for any other type of asset or property, including cash, which the Board determines, in its sole and absolute discretion, to be fair under the circumstances. Without derogating from the generality of the above, and subject to any applicable law, the Board shall have full power and authority to determine that, in connection with an M&A Transaction, if the Successor Corporation does not agree to assume or substitute the Options, any vested (including pursuant to Section 16.3 above) and unexercised Option shall be automatically exercised by way of a Net Exercise immediately prior to the closing of the M&A Transaction.

For the purpose of this Section 16.4 the term “Net Exercise” shall mean the exercise of an Option for a number of Ordinary Shares that shall be computed using the following formula:

X	=	A – B
A

Where X = the number of Ordinary Shares to be issued to the Grantee.

A = the Fair Market Value of one Ordinary Share.

B = the Exercise Price.

No fractional Ordinary Shares shall be issued in connection with a Net Exercise hereunder, but in lieu of such fractional shares, the Company shall make cash payment therefor upon the basis of the Fair Market Value of such Ordinary Shares.

16.5 If the Company is liquidated or dissolved while unexercised vested Options remain outstanding under the Plan, then all such outstanding vested Options may be exercised in full by the Grantees as of the effective date of any such liquidation or dissolution of the Company, by a Grantee giving notice in writing to the Company of an intention to exercise, paying the Exercise Price of the Options being exercised, and complying with the other conditions of exercise of such vested Options. The Company will notify the Grantees of Options that are not yet exercised of such event no later than ten (10) days prior thereto. However, if the Company fails to notify any Grantee, it will only be liable to make provisions so that the rights of such Grantee in respect of unexercised vested Option are not impaired or are substituted for any other type of asset or property, including cash, which is fair under the circumstances. All unvested Options, and vested Option that remains unexercised at the end of such ten-day period, shall immediately expire.

16.6 In the event of a restructuring of the Company’s capital that is not regulated under this Section 16, then upon the consummation of such restructuring, each Grantee shall be entitled to purchase, subject to the conditions herein stated, such number of the Company’s replacement securities, as were exchangeable for, or have come in the stead of, the number of Ordinary Shares, which such Grantee would have been entitled to purchase except for such restructuring, and the appropriate adjustments shall be made to reflect such action.

17	Non-Transferability

17.1 No Option shall be assignable or transferable by the Grantee to whom it was granted other than by will or the laws of descent and distribution, and an Option may be exercised during the lifetime of the Grantee only by such Grantee or by such Grantee’s guardian or legal representative. The terms of such Option shall be binding upon the beneficiaries, executors, administrators, heirs and successors of such Grantee.

17.2 No Ordinary Share issued upon the exercise of an Option granted to the Grantee, or directly issued to the Grantee under the Plan, shall be transferable, other than by will or the laws of descent and distribution, until the earlier of (i) the closing of an M&A Transaction; or (ii) the closing of an initial public offering of equity securities of the Company (subject to Section 18 below); or (iii) the elapse of ten (10) years from the date of grant of such Option (or from the date of direct issuance of such Ordinary Share under the Plan, as applicable). Thereafter, transfer by a Grantee to any third party of any Ordinary Shares issued upon the exercise of Options granted to the Grantee, or directly issued to the Grantee under the Plan, shall be subject to all conditions and terms set out in the Articles of Association of the Company, as amended from time to time, subject to all conditions and terms set out in the Plan, and subject to all other conditions and terms by which each Grantee is otherwise bound.

18	Lock-Up

After the Company’s initial public offering in any stock exchange, all shares held by the Grantee shall be subject to any legal restrictions on the sale of shares of the Company and/or to any restrictions on the sale of shares of the Company required by the underwriters in any public offering, and the Grantee shall be required to cooperate with the Company and sign any document that may be required by the underwriters.

19	Amendment of the Plan

The Board may, at any time and from time to time, terminate or amend the Plan in any respect. Subject to Section 16, in no event an action of the Company shall alter or impair the rights of a Grantee, without his/her consent, under any Option previously granted to him/her.

20	Tax Consequences

All tax consequences arising from the grant or exercise of any Option, from the payment for, or the subsequent disposition of, Ordinary Shares covered thereby or from any other event or act (of the Company or the Grantee) hereunder, shall be borne solely by the Grantee, and the Grantee shall indemnify the Company and the Trustee, and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon.

21	Continuance of Employment

Neither the Plan nor the grant of an Option hereunder shall impose any obligation on the Company to continue the employment or directorship of any Grantee, or restrict the right of the Company to terminate such employment or directorship at any time.

22	Governing Law

The Plan and all instruments issued thereunder or connection therewith, shall be governed by, and interpreted in accordance with the laws of the State of Israel.

23	Multiple Agreements

The terms of each Option may differ from other Options granted under the Plan at the same time, or at any other time. The Board may also grant Options to a given Grantee in more than one instance during the term of the Plan, either in addition to, or in substitution for, Options previously granted to that Grantee. The grant of Options in multiple instances may be evidenced by a single Notice of Grant or multiple Notices of Grant, as determined by the Board.

24	Non-Exclusivity of the Plan

Unless otherwise agreed to in writing by the Grantee, or otherwise specifically stated in the Notice of Grant, the adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable.